Exhibit 4.10

VIVEVE, INC.

NOTE AND WARRANT PURCHASE AGREEMENT

NOVEMBER 30, 2011

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9.6	Finder's Fee	10
9.7	Expenses	11
9.8	Entire Agreement; Amendments and Waivers	11
9.9	Effect of Amendment or Waiver	11
9.10	Severability	11
9.11	"Market Stand-Off' Agreement	11
9.12	Stock Purchase Agreement	12
9.13	Exculpation Among Lenders	12
9.14	Limitation of Liability	12
9.15	Acknowledgement	13
9.16	Further Assurance	13
9.17	Waiver of Jury Trial	13
9.18	Waiver of Conflicts	14
9.19	Waiver of Right of First Refusal and Notice	14

ii

NOTE AND WARRANT PURCHASE AGREEMENT

THIS NOTE AND WARRANT PURCHASE AGREEMENT ("Agreement") is made as of November 30, 2011, by and among VIVEVE, INC., a Delaware corporation (the "Company"), and the lenders (each individually a "Lender," and collectively the "Lenders") named on the Schedule of Lenders attached hereto (the "Schedule of Lenders"). Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

WHEREAS, each Lender intends to provide certain Consideration to the Company as described for each Lender on the Schedule of Lenders;

WHEREAS, the parties wish to provide for the sale and issuance of such Notes and Warrants in return for the provision by the Lenders of the Consideration to the Company ("Bridge Financing"); and

WHEREAS, the Company intends to issue to each Lender in return for the Consideration one or more Notes and Warrants to purchase shares of the Company's Equity Securities.

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1.     Definitions.

(a)     "Change in Control" shall be deemed to be occasioned by, or to include, (i) any transaction or series of related transactions (including, without limitation, any stock acquisition or transfer, reorganization, merger or consolidation but excluding any sale of stock by the Company for capital raising purposes) in which the holders of the voting securities of the Company outstanding immediately prior to such transaction do not, immediately after such transaction or series of transactions, own at least a majority of the total voting power represented by the outstanding voting securities of the Company or such other surviving or resulting entity (or if the Company or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Company.

(b)     "Consideration" shall mean the amount of money loaned to the Company by each Lender pursuant to this Agreement as shown on the Schedule of Lenders.

(c)     "Conversion Shares" shall mean the Equity Securities issued upon the conversion of the Notes and the exercise of the Warrants. A Lender's Warrant shall be exercisable for the same class, series and type of Equity Security as are issued upon conversion of such Lender's Note.

(d)     "Conversion Price" shall mean (i) in the case of conversion pursuant to Section 2.2(a), the per share purchase price of the Qualified Financing Shares paid by investors in the Qualified Financing, (ii) in the case of conversion pursuant to Section 2.2(b), the price paid per share for Equity Securities by the investors in the Next Equity Financing and (iii) in the case of conversion pursuant to Section 2.2(c), $0.61 (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(e)     "Equity Securities" shall mean the Company's Preferred Stock or any securities conferring the right to purchase the Company's Preferred Stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company's Preferred Stock, except any security granted, issued and/or sold by the Company to any director, officer, employee or consultant of the Company in such capacity for the primary purpose of soliciting or retaining their services.

(f)     "Majority Note Holders" shall mean the holders of a majority in interest of the aggregate principal amount of Notes.

(g)     "Maturity Date" shall mean the earlier of (i) date upon which the Majority Note Holders demand repayment, which demand may be made at any time after March 31, 2012 or (ii) the date of the closing of a Qualified Financing.

(h)     "Next Equity Financing" shall mean the next sale (or series of related sales in one or more tranches) by the Company of its Equity Securities following the date of this Agreement and at any time during which any Notes are outstanding.

(i)     "Next Equity Financing Shares" shall mean the securities sold by the Company in the Next Equity Financing.

(j)     "Notes" shall mean the one or more promissory notes issued to each Lender pursuant to Section 2.1 below, the form of which is attached hereto as Exhibit A.

(k)     "Purchase Price of Warrant" shall mean the price paid by the Lenders to receive each Warrant, which amount shall be 0.0001 multiplied by the principal amount of each Note.

(l)     "Qualified Financing" shall mean a Next Equity Financing in which the Company issues and sells Preferred Stock and from which the Company receives gross proceeds of not less than $5,000,000 (excluding (i) the aggregate amount of debt securities converted into Qualified Financing Shares upon conversion of the Notes pursuant to Section 2.2 below and (ii) the aggregate amount of debt securities converted into Qualified Financing Shares upon conversion of the notes issued pursuant to that certain Note and Warrant Purchase Agreement dated May 9, 2011, as amended);

(m)     "Qualified Financing Shares" shall mean the shares of Preferred Stock sold by the Company in the Qualified Financing.

(n)     "Qualified IPO" shall have the meaning set forth in the Company's Amended and Restated Certificate of Incorporation, as in effect as of the date hereof.

(o)     "Warrants" shall mean one or more warrants issued by Company to each Lender at the Closing pursuant to Section 3 below.

(p)     "Warrant Coverage Amount" shall mean, with respect to any particular Warrant issued to a Lender, twenty percent (20%) of the principal amount of the Note issued to such Lender in conjunction with such Warrant.

2.     Amount and Terms of the Secured Notes.

2.1     Issuance of Secured Notes. In return for the Consideration paid by each Lender, the Company shall sell and issue to such Lender one or more secured Notes. Each Note shall have a principal balance equal to that portion of the Consideration, paid by such Lender for the Note, as set forth in the Schedule of Lenders. Each Note shall accrue interest at a rate of eight percent (8%) per annum, compounded annually. The unpaid principal of such Note together with any accrued and unpaid interest thereof shall be convertible into Conversion Shares pursuant to Section 2.2 below and shall be secured by the assets of the Company as described in such Notes and any related security agreement.

2.2     Right to Convert Notes.

(a)     Automatic Conversion - Qualified Financing. The principal and unpaid accrued interest of each Note will be automatically converted upon the closing of the Qualified Financing prior to the Maturity Date into that number of Qualified Financing Shares as is equal to (i) the principal and unpaid accrued interest of such Note divided by (ii) the Conversion Price.

(b)     Elective Conversion - Next Equity Financing (Other than a Qualified Financing). Upon the election of the Majority Note Holders at any time prior to the Maturity Date, in the event the Company effects a Next Equity Financing other than a Qualified Financing prior to the Maturity Date, the principal and unpaid accrued interest of each Note will be converted into that number of Next Equity Financing Shares as is equal to (i) the principal and unpaid accrued interest of such Note divided by (ii) the Conversion Price.

(c)     Elective Conversion - No Qualified Financing. Upon the election of Majority Note Holders at any time prior to the Maturity Date, provided the Notes have not been converted pursuant to Section 2.2(a) or 2.2(b), the principal and unpaid accrued interest of each outstanding Note shall be converted into that number of shares of the Company's Series A Preferred stock as is equal to (i) the principal and unpaid accrued interest of such Note divided by (ii) the Conversion Price.

(d)     The Notes may be prepaid m cash by the Company only upon prior written consent of the Majority Note Holders.

(e)     At least five (5) days prior to the closing of the Next Equity Financing, the Company shall notify the holder of each Note in writing of the terms under which the Equity Securities of the Company will be sold in such financing. The issuance of Conversion Shares pursuant to the conversion of each Note shall be upon and subject to the same terms and conditions applicable to the Equity Securities sold in the Next Equity Financing.

(f)     No Fractional Shares. Upon the conversion of a Note into Conversion Shares, in lieu of any fractional shares to which the holder of the Note would otherwise be entitled, the Company shall pay the Note holder cash equal to such fraction multiplied by the applicable Conversion Price.

(g)     Mechanics of Conversion. Before any Note holder shall be entitled to conve1i the same into Conversion Shares pursuant to Section 2.2(b) or Section 2.2(c), such holder shall give written notice to the Company of the election to convert such Notes into Conversion Shares. The Company shall not be required to issue or deliver the applicable Conversion Shares until the Note holder has surrendered the Note to the Company. Such conversion pursuant to Section 2.2(b) may be made contingent upon the closing of the Next Equity Financing. All rights with respect to the Notes shall terminate upon conversion in full of such Notes pursuant to this Section 2.2.

3.     Warrants. Upon the Closing (as defined in Section 4.1 below) or any Subsequent Closing (as defined in Section 4.2 below), as applicable, and in return for the Company's receipt of the Purchase Price of Warrant and the Consideration for the Notes issued at such Closing, each Lender shall receive a warrant to purchase Conversion Shares in the form attached hereto as Exhibit B (the "Warrant"). Each Warrant shall be exercisable for a period often (10) years from issuance for that number of Conversion Shares determined by dividing the Warrant Coverage Amount by the applicable Conversion Price. The exercise price for the Conversion Shares purchasable upon exercise of the Warrants shall be the Conversion Price applicable to such shares; provided that if the Warrant is exercised by the Lender prior to the conversion or repayment of the corresponding Note or if the Notes are repaid in cash prior to conversion, the Warrants shall be exercisable for Company's Series A Preferred stock and the Conversion Price for purposes of the preceding sentences shall be $0.61 per share. The Company and the Lenders acknowledge and agree that with respect to such Warrants issued at the Closing (as defined in Section 4.1 below) and the Subsequent Closings (as defined in Section 4.2 below): (a) neither the Lenders nor any affiliated company has rendered any services to the Company in connection with this Agreement; (b) the Warrants are not being issued as compensation; (c) the aggregate fair market value of the Notes, if issued apart from the Warrants, is $500,000.00 and the aggregate fair market value of the Warrants, if issued apart from the Notes, is $50.00; and (d) all tax returns and other information return of each party relative to this Agreement and the Notes and Warrants issued pursuant hereto shall consistently reflect the matters agreed to in (a) through (c) above.

4.     Closing Mechanics.

4.1     Closing. The initial closing (the "Closing") of the purchase of the Notes and issuance of the Warrants in return for the Consideration paid by each Lender shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP ("Gunderson Dettmer"), at 2:00p.m. (Pacific time), on November 30, 2011, or at such other time and place as the Company and Lenders purchasing a majority in interest of the aggregate principal amount of the Notes to be sold at the Closing agree upon orally or in writing. At the Closing, each Lender shall deliver the Consideration to the Company and the Company shall deliver to each Lender one or more executed Notes and Warrants in return for the respective Consideration provided to the Company.

4.2     Subsequent Closing. In any subsequent closing (each, a "Subsequent Closing"), the Company may sell additional Notes and Warrants subject to the terms of this Agreement to any Lender approved by the Company's Board of Directors, provided that the aggregate amount of Consideration (including amounts provided to the Company pursuant to Section 4.1 above) does not exceed $500,050. Any subsequent purchasers of Notes and Warrants shall become a party to, and shall be entitled to receive Notes and Warrants in accordance with this Agreement. Each Subsequent Closing shall take place at such locations and at such times as shall be mutually agreed upon orally or in writing by the Company and such purchasers of additional Notes and Warrants. The Schedule of Lenders shall be updated to reflect any Subsequent Closings.

5.     Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Lenders that:

5.1     Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on its business or properties.

5.2     Corporate Power / Authorization. The Company will have at the Closing Date all requisite corporate power to execute and deliver this Agreement, to issue each Note, to issue each Warrant (collectively, the "Loan Documents") and to carry out and perform its obligations under the terms of each of the Loan Documents. The Company's Board of Directors has approved the Loan Documents and the transactions contemplated thereby based upon a reasonable belief that the Bridge Financing is appropriate for the Company after reasonable inquiry concerning the Company's financing objectives and financial situation Except for the authorization and issuance of the shares issuable in connection with the Next Equity Financing, all corporate action has been taken on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of the Loan Documents. Except as may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights, the Company has taken all corporate action required to make all of the obligations of the Company reflected in the provisions of this Agreement, the Notes and the Warrants, the valid and enforceable obligations they purport to be.

5.3     Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Notes, the Warrants and the Conversion Securities issuable upon conversion of the Notes, the exercise of the Warrants or the consummation of any other transaction contemplated hereby shall have been obtained and will be effective at the Closing.

5.4     Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company.

5.5     Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a material adverse effect on the Company. The execution, delivery and performance of this Agreement, the Notes and the Warrants, and the consummation of the transactions contemplated hereby or thereby, will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

5.6     Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 6 hereof, the offer, issue and sale of the Notes and the Warrants and the Conversion Securities are and will be exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the "Act"), and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

5.7     Litigation. Other than litigation involving Jonathan Parmer, M.D., there is no action, suit, proceeding or investigation pending or to the Company's knowledge, currently threatened against the Company that questions the validity of the Loan Documents, the right of the Company to enter into this Agreement and the other Loan Documents, or to consummate the transactions contemplated hereby or thereby.

5.8     Use of Proceeds. The Company shall use the proceeds of the Bridge Financing solely for the operations of its business, working capital and other general corporate purposes, and not for any personal, family or household purpose.

6.     Representations and Warranties of the Lenders. In connection with the transactions provided for herein, each Lender hereby represents and warrants to the Company that:

6.1     Authorization. This Agreement constitutes such Lender's valid and legally binding obligation, enforceable in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Lender represents that it has full power and authority to enter into this Agreement.

6.2     Purchase Entirely for Own Account. Each Lender acknowledges that this Agreement is made with Lender in reliance upon such Lender's representation to the Company that the Notes, the Warrants, the Conversion Shares, and any Common Stock issuable upon conversion of the Conversion Shares (collectively, the "Securities") will be acquired for investment for Lender's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Lender has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Lender further represents that such Lender does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

6.3     Disclosure of Information. Each Lender acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities, including without limitation the Private Placement Memorandum. Each Lender acknowledges that it has read the Private Placement Memorandum in its entirety, including the risk factors contained therein, and therefore understands that the investment in the Securities involves a substantial degree of risk and should be regarded as highly speculative. Each Lender further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

6.4     Investment Experience. Each Lender is an investor in secunt1es of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, each Lender also represents it has not been organized solely for the purpose of acquiring the Securities.

6.5     Accredited Investor. Each Lender is an "accredited investor" within the meaning of Rule 501 of Regulation D of the Securities and Exchange Commission (the "SEC"), as presently in effect.

6.6     Restricted Securities. Each Lender understands that the Securities are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. Each Lender represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

6.7     Further Limitations on Disposition. Without in any way limiting the representations and warranties set forth above, each Lender further agrees not to make any disposition of all or any portion of the Securities unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 6, Section 9.11 and:

(a)     There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b)     (i) Lender has notified the Company of the proposed disposition and has furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and (ii) if reasonably requested by the Company, Lender shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in extraordinary circumstances.

(c)     Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion or counsel shall be necessary for a transfer by a Lender which is (i) a partnership to its partners or former partners in accordance with partnership interests, (ii) a partnership that is a venture fund to an affiliated fund(s), (iii) a corporation to its stockholders in accordance with their interest in the corporation, or (iv) a limited liability company to its members or former members in accordance with their interest in the limited liability company; provided that in each case, the transferee will be subject to the terms of this Agreement to the same extent as if it were an original Lender hereunder.

Lender shall not make any disposition of any Note, Warrant, Conversion Share or Securities to any of the Company's competitors as such is determined by the Company.

6.8     Legends. It is understood that the Securities may bear the following Legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT."

7.     State Commissioners of Corporations.

7.1     California Corporate Securities Law. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

8.     Defaults and Remedies.

8.1     Events of Default. The following events shall be considered Events of Default with respect to each Note:

(a)     The Company shall default in the payment of any part of the principal or unpaid accrued interest on the Note for more than thirty (30) days after the Maturity Date or at a date fixed by acceleration or otherwise;

(b)     The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(c)     Within thirty (30) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d)     The Company shall fail to observe or perform any other obligation to be observed or performed by it under this Agreement, the Notes, or the Warrants within 30 days after written notice from the Majority Note Holders to perform or observe the obligation; or

(e)     The Company defaults under or fails to perform with respect to one or more agreements between the Company and one or more third parties and such default(s) or failure(s) to perform directly result in the right of one or more third parties to accelerate the maturity of indebtedness of the Company in excess of $250,000 in the aggregate after the date hereof.

8.2     Remedies. Upon the occurrence of an Event of Default under Section 8.1 hereof, at the option and upon the declaration of the holder of a Note, the entire unpaid principal and accrued and unpaid interest on such Note shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and such holder may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under such Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

9.     Miscellaneous.

9.1     Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, provided, however, that the Company may not assign its obligations under this Agreement without the written consent of the Majority Note Holders. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.2     Governing Law. This Agreement, the Notes and the Warrants shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California.

9.3     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.4     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.5     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 9.5):

If to the Company:

VIVEVE, INC.

450 Sheridan Avenue

Palo Alto, CA 94306

Attention: Chief Executive Officer

If to Lenders:

At the respective addresses shown on the signature pages hereto.

9.6     Finder’s Fee. Lender represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Lender agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which Lender or any of its officers, partners, employees or representatives is responsible. The Company represents that it neither is nor will be obligated for a finder's fee or commission in connection with this transaction. The Company agrees to indemnify and hold harmless Lender from any liability for any commission or compensation in the nature of a finder's fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

9.7     Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled. Company shall pay for Investor's counsel, in an amount not to exceed $5,000, in connection with the negotiation, execution, and delivery of this Agreement.

9.8     Entire Agreement; Amendments and Waivers. This Agreement, the Notes and the Warrants and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. The Company's agreements with each of the Lenders are separate agreements, and the sales of the Notes and Warrants to each of the Lenders are separate sales. Nonetheless, any term of this Agreement, the Notes or the Warrants may be amended and the observance of any term of this Agreement, the Notes or the Warrants may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Majority Note Holders. Any waiver or amendment effected in accordance with this Section shall be binding upon each party to this Agreement and any holder of any Note or Warrant purchased under this Agreement at the time outstanding and each future holder of all such Notes or Warrants.

9.9     Effect of Amendment or Waiver. Each Lender acknowledges that by the operation of Section 9.8 hereof, the Majority Note Holders will have the right and power to diminish or eliminate all rights of such Lender under this Agreement and each Note and Warrant issued to such Lender.

9.10     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

9.11     "Market Stand-Off' Agreement. Each Lender hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Company's initial public offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days) (i) lend, offer, pledge, sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Lender (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Notwithstanding the foregoing, if (i) during the last seventeen (17) days of the one hundred eighty (180)-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the one hundred eighty (180)-day restricted period, the Company announces that it will release earnings results during the sixteen (16)-day period beginning on the last day of the one hundred eighty (180)-day period, the restrictions imposed by this Section 9.11 shall continue to apply until the expiration of the eighteen (18)-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Each Lender agrees that a legend reading substantially as follows shall be placed on all certificates representing all Registrable Securities of each Lender (and the shares or securities of every other person subject to the restriction contained in this Section 9.11):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER'S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER'S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

9.12     Stock Purchase Agreement. Each Lender understands and agrees that the conversion of the Notes into and exercise of the Warrants for Conversion Shares may require such Lender's execution of certain agreements in the form agreed to by investors in the Next Equity Financing relating to the purchase and sale of such securities as well as registration, co- sale, rights of first refusal, rights of first offer and voting rights, if any, relating to such securities.

9.13     Exculpation Among Lenders. Each Lender acknowledges that it is not relying upon any person, firm, corporation or stockholder, other than the Company and its officers and directors in their capacities as such, in making its investment or decision to invest in the Company. Each Lender agrees that no other Lender nor the respective controlling persons, officers, directors, partners, agents, stockholders or employees of any other Lender shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase and sale of the Securities.

9.14     Limitation of Liability.

(a)     All parties acknowledge and agree that:

(1)     GBS Venture Partners Limited has entered into this Agreement in its capacity as trustee of the GBS BioVentures III fund and in no other capacity;

(2)     GBS Venture Partners Limited is not liable to satisfy or pay any of its obligations under this Agreement, and will have no liability to any other party, except to the extent of GBS Venture Partners Limited's right of indemnity out of the assets of the GBS BioVentures III fund; and

(3)     If those assets are insufficient, no party will seek to recover any shortfall by bringing proceedings against GBS Venture Partners Limited personally or applying to have GBS Venture Partners Limited wound up.

(b)     The other parties release GBS Venture Partners Limited from any personal liability whatsoever in respect of any loss or damage which cannot be paid or satisfied out of the assets of the GBS BioVentures III fund.

(c)     Paragraphs (a) and (b) above do not apply to any obligation or liability of GBS Venture Partners Limited to the extent that it is not satisfied because, by operation of law, there is a reduction in the extent of GBS Venture Partners Limited's indemnification out of the assets of the GBS BioVentures III fund as a direct result of GBS Venture Partners Limited's own fraud, negligence or willful breach of trust.

9.15     Acknowledgement. In order to avoid doubt, it is acknowledged that each Lender shall be entitled to the benefit of all adjustments in the number of shares of Common Stock of the Company issuable upon conversion of the Preferred Stock of the Company or as a result of any splits, recapitalizations, combinations or other similar transaction affecting the Common Stock or Preferred Stock underlying the Conversion Shares that occur prior to the conversion of the Notes or exercise of the Warrants.

9.16     Further Assurance. From time to time, the Company shall execute and deliver to the Lenders such additional documents and shall provide such additional information to the Lenders as any Lender may reasonably require to carry out the terms of this Agreement and the Notes and any agreements executed in connection herewith or therewith, or to be informed of the financial and business conditions and prospects of the Company.

9.17     Waiver of Jury Trial. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALING OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT EACH MAY LEGALLY DO SO, EACH PARTY HERETO HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT EITHER PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

9.18     Waiver of Conflicts. Each party to this Agreement acknowledges that Gunderson Dettmer, counsel for the Company, has in the past and may continue to perform legal services for certain of the Lenders in matters unrelated to the transactions described in this Agreement, including the representation of such Lenders in venture capital financings and other matters. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (b) acknowledges Gunderson Dettmer represented the Company in the transaction contemplated by this Agreement and has not represented any individual Lender or any individual stockholder or employee of the Company in connection with such transaction; and (c) gives its informed written consent to Gunderson Dettmer's representation of certain of the Lenders in such unelated matters and to Gunderson Dettmer's representation of the Company in connection with this Agreement and the transactions contemplated hereby. Furthermore, each party to this Agreement acknowledges that Cooley LLP, counsel for the 5AM Ventures, has in the past and may continue to perform legal services for the Company in matters unrelated to the transactions described in this Agreement. Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure; (b) acknowledges Cooley represented 5AM Ventures in the transaction contemplated by this Agreement and has not represented the Company or any other Lender or individual stockholder or employee of the Company in connection with such transaction; arid (c) gives its informed written consent to Cooley's representation of the Company in such unrelated matters and to Cooley's representation of the 5AM in connection with this Agreement and the transactions contemplated hereby.

9.19     Waiver of Right of First Refusal and Notice. In connection with the issuance and sale by the Company of the Notes and Warrants hereunder (the "Note Financing"), the Company and the undersigned holders of Preferred Stock of the Company, which holders together hold at least a majority of the Registrable Securities (as such term is defined in the Company's Investor Rights Agreement dated October 29, 2007, as amended from time to time (the "Rights Agreement")), on behalf of themselves and all Holders, hereby unconditionally waive all rights to notice and rights of first refusal set forth in Section 4 of the Rights Agreement with respect to the Note Financing.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

VIVEVE, INC.

By:	/s/ Kerry Pope
Kerry Pope, Chief Executive Officer

Signature Page to
Note and Warrant Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GBS Venture Partners Limited as trustee for GBS BioVentures III

By:	/s/ Brigitte Smith
Name:	Brigitte Smith
Its:	Managing Director

Address:	Level 5, 71 Collins St.
Melbourne, 3000
Australia

Signature Page to
Note and Warrant Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

5AM Ventures II, LP By: 5AM Partners II, LLC, its general partner

By:	/s/ Andrew Schwab
Name:	Andrew Schwab
Its:	Managing Partner

5AM Co-Investors II, LP By: 5AM Partners II, LLC, its general partner

By:	/s/ Andrew Schwab
Name:	Andrew Schwab
Its:	Managing Partner

Address:	2200 Sand Hill Road
Suite 110
Menlo Park, CA 94025

Signature Page to
Note and Warrant Purchase Agreement

SCHEDULE OF LENDERS

Closing: November 30, 2011

Lender	Total Consideration	Principal Balance of Promissory Note	Purchase Price of Warrant
GBS Venture Partners Limited as trustee for GBS BioVentures III	$125,025.00	$125,000.00	$25.00
5AM Ventures II, LP	$120,279.04	$120,254.99	$24.05
5AM Co-Investors II, LP	$4,745.96	$4,745.01	$0.95
TOTAL	$250,050.00	$250,000.00	$50.00

First Subsequent Closing: December 19, 2011

Lender	Total Consideration	Principal Balance of Promissory Note	Purchase Price of Warrant
GBS Venture Partners Limited as trustee for GBS BioVentures III	$125,025.00	$125,000.00	$25.00
5AM Ventures II, LP	$120,279.04	$120,254.99	$24.05
5AM Co-Investors II, LP	$4,745.96	$4,745.01	$0.95
TOTAL	$250,050.00	$250,000.00	$50.00

Second Subsequent Closing: January 31, 2012

Lender	Total Consideration	Principal Balance of Promissory Note	Purchase Price of Warrant
GBS Venture Partners Limited as trustee for GBS BioVentures III	$113,828.44	$113,805.67	$22.77
5AM Ventures II, LP	$109,507.50	$109,485.60	$21.90
5AM Co-Investors II, LP	$4,320.94	$4,320.07	$0.87
TOTAL	$227,656.88	$227,611.34	$45.54

Third Subsequent Closing: February 27, 2012

Lender	Total Consideration	Principal Balance of Promissory Note	Purchase Price of Warrant
GBS Venture Partners Limited as trustee for GBS BioVentures III	$92,335.37	$92,316.90	$18.47
5AM Ventures II, LP	$88,830.31	$88,812.54	$17.77
5AM Co-Investors II, LP	$3,505.06	$3,504.36	$0.70
TOTAL	$184,670.74	$184,633.80	$36.94

Fourth Subsequent Closing: April16, 2012

Lender	Total Consideration	Principal Balance of Promissory Note	Purchase Price of Warrant
GBS Venture Partners Limited as trustee for GBS BioVentures III	$293,936.20	$293,877.43	$S8.77
5AM Ventures II, LP	$282,778.34	$282,721.81	$56.S3
5AM Co-Investors II, LP	$11,1S7.86	$11,1SS.62	$2.24
TOTAL	$587,872.40	$587,754.86	$117.54